CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 19, 2014, relating to the financial statements and financial highlights, which appear in the March 31, 2014 Annual Reports to Shareholders of Templeton BRIC Fund, Templeton Emerging Markets Balanced Fund, Templeton Emerging Markets Small Cap Fund, Templeton Frontier Markets Fund and Templeton Global Balanced Fund (collectively, the “Templeton Global Investment Trust”), which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers

San Francisco, California

July 24, 2014